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                            MOORE CORPORATION LIMITED
           EXHIBIT 11 - CALCULATION OF EARNINGS AND EARNINGS PER SHARE
          UNDER UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
                    (Expressed in Thousands of U.S. Dollars,
                             except per share data)

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

                                                                   2001              2000              1999
                                                                 ---------         ---------         ---------
Numerator:

Net earnings (loss) (1)                                          $(269,964)        $ (45,304)        $  72,884

Denominator:

       Basic weighted average number of shares outstanding          88,648            88,457            88,457
                        Add: Dilutive options                          443               827               306
                        Add: Convertible debentures                 21,692              --                --
                                                                 ---------         ---------         ---------
       Diluted weighted average number of shares outstanding       110,783 (2)        89,284 (2)        88,763
                                                                 ---------         ---------         ---------

Earnings (loss) per share
       Basic                                                        ($3.05)           ($0.51)        $    0.82
       Diluted                                                      ($3.05)(2)        ($0.51)(2)     $    0.82

(1) Refer to Note 24 of the Notes to the Consolidated Financial Statements on pages 44 to 47 of this Form 10-K.

(2) Diluted weighted average shares outstanding were not used to calculate the diluted loss per share because the effect would be anti-dilutive.

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